                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                                (Amendment No. )


Filed by the Registrant      X
                            ---
Filed by a Party other than  the Registrant
                                            --------
Check the appropriate box:


  Preliminary Proxy Statement
--
X Definitive Proxy Statement
--
  Definitive Additional Materials
--
  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
--
  Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))


                              IEC Electronics Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

  X        No fee required
-------
       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
-------
      1) Title of each class of securities to which transaction applies:


     --------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------


      4) Proposed maximum aggregate value of transaction:

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      5) Total fee paid:

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       Fee paid previously with preliminary materials.
-------
       Check box if any part of the fee is offset as provided by Exchange Act
-------
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount previously paid:
                                  -----------------------------------------
      2)   Form, Schedule or Registration Statement No.
                                                       --------------------
      3) Filing party:
                      -----------------------------------------------------
      4) Date filed:
                     ------------------------------------------------------

                             IEC ELECTRONICS CORP.
                                105 NORTON STREET

                            NEWARK, NEW YORK 14513

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   To Be Held

                                February 23, 2000

TO THE STOCKHOLDERS OF IEC ELECTRONICS CORP.:

      The annual meeting of stockholders of IEC Electronics Corp. (the "Company") will be held on Wednesday, February 23, 2000, at 10:30 a.m. at HSBC, One HSBC Plaza, Rochester, New York (the "Annual Meeting") for the following purposes:

      1. To elect eight (8) directors to serve until the 2001 Annual Meeting and until their successors are duly elected and qualified.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on January 7, 2000 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof. The transfer books of the Company will not be closed.

      STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                       BY ORDER OF THE BOARD OF DIRECTORS

                               Martin S. Weingarten, Secretary

DATED:     January 27, 2000
           Newark, New York

                             IEC ELECTRONICS CORP.

                                 PROXY STATEMENT

                               GENERAL INFORMATION

      This Proxy Statement is furnished to stockholders of IEC Electronics Corp. (the "Company") by the Board of Directors (the "Board") of the Company in connection with the solicitation of the enclosed proxy for use at the annual meeting of the stockholders to be held on Wednesday, February 23, 2000, at HSBC, One HSBC Plaza, Rochester, New York at 10:30 a.m., and at any adjournments thereof (the "Annual Meeting").

      The principal executive offices of the Company are located at 105 Norton Street, Newark, New York 14513, and its telephone number is (315) 331-7742. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is February 1, 2000.

Voting Information

      Only stockholders of record at the close of business on January 7, 2000 will be entitled to notice of and to vote at the Annual Meeting. As of that date 7,587,251 shares of common stock, par value $.01 per share, of the Company ("Common Stock") were outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to cast one vote for each share held of record at the close of business on January 7, 2000 on each matter submitted to a vote at the Annual Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, 105 Norton Street, Newark, New York 14513, or by voting in person at the Annual Meeting. If a stockholder is not attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

      When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the eight nominees as directors.

      The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

      The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

      Under the law of Delaware, the Company's state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. Usually, this occurs where brokers have not received instructions from clients, in which case brokers are permitted to vote on "routine" matters but not on non-routine matters. The missing votes on non-routine matters are broker non-votes.

Proxy Solicitation

      The entire cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies, personally or by telephone, telegram or cable. The Company may also request brokers, banks, nominees, custodians, fiduciaries, and others to forward soliciting material to the beneficial owners of the Company's shares of Common Stock and will reimburse such persons for reasonable expenses incurred in forwarding such materials.

Proxy Statement Proposals

      At the annual meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the stockholders for action at the annual meeting.

      Stockholders of the Company also may submit proposals for inclusion in the proxy material. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the Company's 2001 proxy material, a stockholder's proposal must be received not later than October 2, 2000 at the principal office of the Company, 105 Norton Street, Newark, NY 14513, Attention: Secretary.

      In addition, the Company's By-Laws provide that in order for business to be brought before an annual meeting of stockholders, a stockholder must deliver written notice to the Secretary of the Company not less than 90 days prior to the date of the meeting. The notice must set forth the stockholder's name, address and number of shares of Company stock held, a representation that the stockholder intends to appear in person or by proxy at the meeting to make the proposal, a description of the business to be brought before the meeting, the reasons for conducting such business at the annual meeting, any material interest of the stockholder in the proposal, and such other information regarding the proposal as would be required to be included in a proxy statement. No such notice has been received by the Company. For the 2001 Annual Meeting of Stockholders, written notice must be delivered to the Secretary of the Company at the principal office of the Company, 105 Norton Street, Newark, NY 14513, no later than November 30, 2000.

      The By-Laws also provide that if a stockholder intends to nominate a candidate for election as a director, the stockholder must deliver written notice of his or her intention to the Secretary of the Company. The notice must be delivered not less than 90 days before the date of a meeting of stockholders. The notice must set forth the name and address of and number of shares of Company stock owned by stockholder, the name and address of the person to be nominated, a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of the Company if elected. No such notice has been received by the Company. For the 2001 Annual Meeting of Stockholders, written notice must be delivered to the Secretary of the Company at the principal office of the Company, 105 Norton Street, Newark, NY 14513, no later than November 30, 2000.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table and notes thereto set forth certain information regarding beneficial ownership of the Company's Common Stock as of January 7, 2000 (except as otherwise noted below) by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Executive Officers named in the Summary Compensation Table, and (iv) all directors and officers of the Company as a group. The information as to each person has been furnished by such person, and, except as noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                     Shares          Percent of Shares
     Name and Address of          Beneficially          Beneficially
      Beneficial Owner              Owned(1)              Owned(1)
 ----------------------------   -----------------  -----------------------
 Heartland Advisors, Inc.
 (2)                               2,580,400               34.01%
 789 North Water Street
 Milwaukee, WI  53202

 Dimensional Fund Advisors
 Inc. (3)                           524,700                6.92%
 1299 Ocean Avenue
 11th Floor
 Santa Monica, CA  90401

 Russell E. Stingel*
 105 Norton Street                 209,763(4)              2.67%
 Newark, NY  14513

 David J. Beaubien*
 84 Doane Road                     24,000(5)                 +
 Ware, MA  01082

 Thomas W. Folger*
 Glenpointe Centre East-5th        87,670(6)               1.15%
 Floor
 300 Frank W. Burr Blvd.
 Teaneck, NJ  07666

 W. Barry Gilbert*
 130 Runnymede Road                20,500(6)                 +
 Rochester, NY  14618

 Robert P. B. Kidd*
 1560 Sweetbay Circle              53,027(6)                 +
 Palm City, FL  34990

 Eben S. Moulton*
 55 Ferncroft Road                 93,000(6)               1.21%
 Danvers, MA  01923

 James C. Rowe*
 3510 North Lake Drive                -0-                    --
 Milwaukee, WI  53211

 Justin L. Vigdor*
 2400 Chase Square                 47,064(6)                 +
 Rochester, NY  14604

 David W. Fradin(7)
 513 West Maple Avenue             35,000(8)                 +
 Newark, NY  14513

 Lawrence W. Swol

 2017 Fair Oaks Drive               9,500(9)                 +
 Mission, TX  78572

 Bruce C. Barton

 3795 Pearson Avenue               38,100(10)                +
 Marion, NY  14505

 Patricia A. Bird

 83 Midland Drive                  25,250(11)                +
 Webster, NY  14580


 All directors and officers       664,725(12)              8.47%
 as a group
 (14 persons)


      *Member of Board of Directors of the Company
      +Less than 1%

      (1) The number of shares of Common Stock deemed outstanding includes (a) 7,587,251 shares of Common Stock outstanding as of January 7, 2000 and (b) shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after January 7, 2000 ("options currently exercisable"), as set forth below.

      (2) This information is as of December 10, 1999. Heartland Advisors, Inc. ("HA") is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. HA has advised the Company that, as of December 10, 1999, it has the sole voting power with respect to 2,124,000 shares and the sole dispositive power with respect to all of such shares. HA has also advised the Company that all of such shares are held in investment advisory accounts of HA. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. No such account relates to more than 5% of the class.

      (3) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios".) Dimensional has advised the Company that in its role as investment advisor and investment manager, it possesses both voting and investment power over 524,700 shares of the Company's Common Stock as of September 30, 1999. The Portfolios own all of such shares, and Dimensional disclaims beneficial ownership of such shares.

      (4) Includes 49,875 shares of Common Stock subject to options currently exercisable.

      (5) Includes 20,000 shares of Common Stock subject to options currently exercisable.

      (6) Includes 15,000 shares of Common Stock subject to options currently exercisable.

      (7)   Dr. Fradin died on December 11, 1999.

      (8) Includes 34,500 shares of Common Stock subject to options currently exercisable by the Estate of David Fradin.

      (9) Includes 8,500 shares of Common Stock subject to options currently exercisable.

      (10) Includes 29,500 shares of Common Stock subject to options currently exercisable.

      (11) Includes 24,750 shares of Common Stock subject to options currently exercisable.

      (12) Includes 263,651 shares of Common Stock subject to options currently exercisable.

                              ELECTION OF DIRECTORS

                                 (Proxy Item 1)

      Eight directors are to be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. All of the nominees for directors are incumbent directors and all, except James C. Rowe, were elected at the last annual meeting. David Fradin was elected a director on October 1, 1999. He died on December 11, 1999 and the Board appointed Mr. Rowe to fill the vacancy caused by his death.

      Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Company entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in the Company's Bylaws. See "GENERAL INFORMATION - Proxy Statement Proposals."

      It is intended that the accompanying proxy will be voted in favor of the persons listed below to serve as directors unless the stockholder indicates to the contrary on the proxy. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

      For the election of directors, only proxies and ballots marked "FOR all nominees", "WITHHELD for all nominees" or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; votes that are withheld are excluded entirely from the vote and will have no effect. Abstentions will have no effect on the vote for the election of directors. Directors are elected by a plurality of the votes cast.

      The Board of Directors recommends a vote FOR the election as directors the nominees listed below.

Nominees for Election as Directors

      The following is a brief description of the nominees for election as directors.

      Russell E. Stingel, 69, has served as Chairman of the Board since February 1997 and as a director since October 1996. From July 1996 until his retirement on September 30, 1999, he was Chief Executive Officer of the Company. As a result of Dr. Fradin's death, he was named Interim Chief Executive Officer on December 12, 1999. Prior thereto, he had been the President of the Company (February 1996-June 1997) and Executive Vice President, Secretary and General Manager of the Company (1977-February 1996). He was previously employed as President of the Ward Hydraulics Division of Figgee International Holdings, Inc. and in various management positions by General Dynamics Corporation.

      David J. Beaubien, 65, a director of the Company since October 1990, has been a director and chairman of Yankee Environmental Systems, Inc., Turners Falls, Massachusetts, a manufacturer of Solar Radiation Monitoring Instruments, since 1990. Prior thereto, he was Senior Vice President of EG & G, Inc., Wellesley, Massachusetts, a manufacturer of Scientific Instruments and manager of U.S. Government facilities from 1967 until his retirement in January 1991. He is also a director of the Paine Webber Mitchell Hutchins (PACE) Mutual Funds, New York, New York, Onix Systems, Waltham, Massachusetts, a manufacturer of instrumentation for industry and science, and Thermospectra Corporation, Franklin, Massachusetts, a manufacturer of instrumentation for industry and science.

      Thomas W. Folger, 72, a director of the Company since September 1988, has been a general partner of the sole general partner of DeMuth, Folger & Wetherill, a venture capital investment firm, since its formation in 1983. Prior to 1983, Mr. Folger was Vice President of, and held various management positions with, Kidder, Peabody & Co. Incorporated.

      W. Barry Gilbert, 53, a director of the Company since February 1993, is a private investor. From 1991 until 1999, he was President of the Thermal Management Group of Bowthorpe Plc. of Crawley, West Sussex, England. Prior to that time he was corporate Vice President and President, Analytical Products Division of Milton Roy Company, a manufacturer of analytical instrumentation.

      Robert P.B. Kidd, 66, has served as a director of the Company since its formation in 1966 and has been an insurance agent since 1961. From September 1995 until August 1998, Mr. Kidd was President of Blue Water Insurance, Inc., Jupiter, Florida, a marine insurance company. Prior thereto, he was a Vice President of Lawrence United Corporation, an insurance agency and a division of the Lawrence Group.

      Eben S. Moulton, 53, a director of the Company since November 1992, has served as President of Seacoast Capital Corporation, Danvers, Massachusetts, an investment firm, since 1994 and as President of Signal Capital Corporation, Danvers, Massachusetts, a financial services corporation, since 1988. Mr. Moulton is also a director of Seacoast Capital Corporation.

      James C. Rowe, 51, a director of the Company since January 7, 2000, has served as President of Rowe & Company LLC, Milwaukee, Wisconsin, a merchant banking firm, since 1994. From April 1972 though March 1994, Mr. Rowe was a director and Vice President od Lubar & Co., Incorporated, Milwaukee, Wisconsin, a merchant banking firm. Mr. Rowe is the director of several privately held companies.

      Justin L. Vigdor, 70, is Assistant Secretary of the Company and has served as a director of the Company since 1968. He has been an attorney since 1951 and is a partner in the law firm of Boylan, Brown, Code, Vigdor & Wilson, LLP, Rochester, New York, counsel to the Company. Mr. Vigdor is also a director of PSC Inc., Webster, New York, a manufacturer of handheld and fixed position bar code readers, verifiers, integrated sortation and point-of-sale scanning systems.


Information Regarding the Board and its Committees

      The Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Development Committee and an Executive Committee. There is no standing nominating committee.

      The Audit Committee recommends the appointment of the Company's independent accountants, reviews the scope and results of audits, reviews internal accounting controls and systems and reviews accounting, auditing, and financial reporting matters. These reviews include meetings with the independent auditors and representatives of management as well as separate and private meetings with the independent auditors to insure that the scope of their activities has not been restricted and that adequate responses to their recommendations had been received. In addition, the Audit Committee reviews the estimated fees and types of non-audit services to be rendered to the Company by the independent accountants for the coming year. The Audit Committee also monitors compliance with the Company's Code of Conduct, its conflict of interest policy and its policy concerning trading in the Company's securities. The minutes of Audit Committee meetings, as well as all of the recommendations of the Audit Committee, are submitted to the full Board of Directors. The Audit Committee, whose members are Messrs. Folger (Chairman), Kidd and Vigdor, held two meetings in fiscal 1999.

      The Compensation Committee reviews and approves the Company's compensation philosophy covering executive officers and other key management employees, reviews the competitiveness of the Company's total compensation practices, reviews and approves the terms and conditions of proposed incentive plans applicable to executive officers and other key employees, approves and administers the Company's Stock Option Plans, reviews and makes recommendations with respect to management compensation, including salaries and bonus awards, examines the impact and effect of various benefits and incentive plans and reviews and recommends changes or amendments to such programs to the Board, and reviews and approves special hiring and severance arrangements with executive officers. In fiscal 1999, the Compensation Committee held one meeting and took action by unanimous written consent in lieu of a special meeting three times. The members of the Compensation Committee are Messrs. Gilbert (Chairman), Beaubien and Folger.

      The Corporate Development Committee investigates and evaluates potential acquisition candidates or other opportunities for corporate growth. In fiscal 1999, the Corporate Development Committee did not meet. Members of the Corporate Development Committee are Messrs. Stingel (Chairman), Gilbert, Moulton and Vigdor.

      The Executive Committee exercises the powers of the Board of Directors in the interval between regular meetings of the full Board of Directors. In fiscal 1999, the Executive Committee did not meet. The members of the Executive Committee are Messrs. Stingel (Chairman), Folger and Moulton.

      In fiscal 1999, the Board of Directors met 10 times. Each director attended at least 75% of the total number of meetings of the Board of Directors and the Committees of the Board on which he served.

Compensation of Directors

      In fiscal 1999, each non-employee director received $3,000 per quarter for services as a director. For fiscal 1999, an aggregate of $72,000 was paid in cash or in stock to the six non-employee directors. In addition, each non-employee director is reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings.

      Pursuant to the IEC Electronics Corp. Compensation Plan for Non-Employee Directors, non-employee directors have the opportunity to receive payment of their compensation either in cash or in shares of Common Stock. They also may elect to receive their compensation either currently or on a deferred basis. During fiscal 1999, Messrs. Kidd and Vigdor reveived a portion of their compensation in Common Stock. During fiscal 1999, no director chose to defer his conpensation. All directors, except Mr. Stingel, are non-employee directors. If the amount to be deferred would have been payable in cash, the Company will credit a Deferral Account maintained for the director with an amount that would otherwise have been payable to the director in cash. If the amount to be deferred would have been payable in stock, the Company would credit units ("Stock Units") to a Unit Account maintained for the director.
Directors will make separate elections with respect to the manner of the payment of the compensation and the time of the payment of the compensation. The number of shares of stock issued or the number of Stock Units credited to a director's account will equal the cash amount of the compensation divided by the fair market value of one share of stock on the date on which such cash amount would otherwise have been paid. Stock Units and amounts in a Deferral Account are fully vested at all times. Payment of Stock Units (in full shares of Common Stock) and the amounts in a Deferral Account must be deferred at least one year. The director chooses the date of the payment, which may be upon termination of service as a director. The maximum number of shares of Common Stock that may be issued under the Plan is 50,000 shares.

      The Company's 1993 Stock Option Plan (the "1993 SOP") provides for automatic grants of stock options to non-employee directors. Pursuant to the 1993 SOP, as amended, a Non-Employee Director Stock Option ("NEDSO") for 9,000 shares is granted to each non-employee director automatically every three years on the date of the Annual Meeting of stockholders. The last such grants were made on the date of the 1998 Annual Meeting. No grants under the 1993 SOP were made to non-employee directors during fiscal 1999.

                         EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

      The following table sets forth individual compensation information for all services rendered to the Company and its subsidiaries in all capacities during the periods described below for the individuals who served as Chief Executive Officer during fiscal 1999 and the four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at September 30, 1999 (collectively, the "Named Executive Officers"). The following table sets forth compensation information for each of those individuals for the years ended September 30, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                   Long-Term
                                                                                 Compensation
                             Annual Compensation                                    Awards
                          -------------------------                              -------------



                                                               Other Annual   Securities    All Other
                                                               Compensation   Underlying   Compensation
 Name & Principal Postion           Year   Salary($) Bonus($)(1)   ($)(2)       Options(#)      ($)(3)
 -------------------------          ----   --------  ----------- -------------  -----------  ------------

 Russell E. Stingel(4)              1999  $175,000      ---           ---            4,500      $3,029
 Chief Executive Officer and        1998   175,000      ---           ---             ---        3,133
 Chairman of the Board              1997   153,462   $249,038         ---           45,000       3,135

 David W. Fradin (5)                1999  $175,000      ---           ---            4,500      $7,524
 President and Chief                1998   175,000      ---           ---              ---       3,616
 Operating Officer                  1997    58,713   $ 25,000         ---           50,000        --

 Lawrence W. Swol (6)               1999  $145,530      ---           ---            4,000      $5,874
 Vice President and General Manager 1998  $ 99,422   $ 20,000                       20,000         956
 International Operations

 Bruce C. Barton (7)                1999  $106,737      ---           ---            3,000      $4,523
 Vice President and General Manager 1998  $103,680      ---           ---             ---        3,809
 of Newark Operations               1997  $ 93,568   $ 31,052         ---            5,000       3,073

 Patricia A. Bird (8)               1999  $ 98,532      ---           ---            3,000      $3,008
 Corporate Controller               1998  $ 96,512   $  3,229         ---            3,000       3,229
                                    1997  $ 86,682     23,866         ---           10,000       3,239


(1) The bonus amounts are payable pursuant to the Company's incentive bonus plans which are described below under the caption "Report of the Compensation Committee of the Board of Directors on Executive Compensation," except for the bonus to Mr. Swol in fiscal 1998 and to Dr. Fradin in fiscal 1997, which represent hiring bonuses.

(2) None of the Named Executive Officers received personal benefits in excess of the lesser of $50,000 or 10% of such individual's reported salary for fiscal 1999, 1998 and 1997.

(3) The compensation reported represents the Company's matching contributions made in connection with the Company's 401(k) Profit Sharing Plan.

(4) Mr. Stingel has served as Chairman of the Board since February 1997 and as a director since October 1996. From July 1996 until his retirement on September 30, 1999, he was Chief Executive Officer. As a result of Dr. Fradin's death, he was named Interim Chief Executive Officer on December 12, 1999. From February 1996 to June 1997, Mr. Stingel was also President. Prior thereto, he was the Executive Vice President, Secretary and General Manager of the Company.

(5) Dr. Fradin joined the Company in June 1997 when he became President and Chief Operating Officer. He was appointed Chief Executive Officer and a director of the Company on October 1, 1999 and served in these positions until his death on December 11, 1999.

(6) Mr. Swol became Vice President and General Manager - International Operations in April 1999. He joined the Company in November 1997 as Vice President/General Manager - Texas.

(7) Mr. Barton became Vice President and General Manager of Newark Operations in October 1999. From February 1998 until October 1999, he was Vice President, Technology and Development; from January 1997 until February 1998, he was Director of Technology and Quality; and from January 1996 until January 1997, he was Director Advanced Engineering and Quality. Prior thereto, he had been Director Advanced Engineering and Senior Manager Test and Manufacturing Engineering.

(8) Ms. Bird became Corporate Controller in September 1997. Prior thereto, she held a variety of accounting positions with the Company.
      Ms. Bird left the Company on January 14, 2000.

Options and Stock Appreciation Rights

      The following tables summarize option grants and exercises during fiscal 1999 to or by the Named Executive Officers, and the value of the options held by such person at the end of fiscal 1999. No stock appreciation rights ("SARs") have ever been granted by the Company.

                      OPTION GRANTS IN FISCAL 1999

                                                     Potential Realizable Value
                                                     at Assumed Annual Rates
                                                     of Stock Price Appreciation
                     Individual Grants               for Option Term(1)
            --------------------------               ---------------------------

                                       Percent of Total
                                       Exercise or
                  Number of Securities Options Granted to  Exercise or
                  Underlying Options   Employees in        Base Price    Expiration
            Name   Granted(#)(2)        Fiscal 1999        ($/Share)(3)     Date       5%($)   10%($)
            ----   ------------         -----------        ------------     ----      ------  -------


Russell E. Stingel   4,500               3.66%             $3.875        1/17/2006    $12,262  $20,421

David W. Fradin      4,500               3.66%              3.875        1/17/2001     12,262   20,421

Lawrence W. Swol     4,000               3.25%              3.875        1/17/2001     10,900   18,152

Bruce C. Barton      3,000               2.44%              3.875        1/17/2006      8,175   13,614

Patricia A. Bird     3,000               2.44%              3.875        1/17/2006      8,175   13,614


(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. This hypothetical value is based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the term of the options granted in 1999. The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over various periods.

(2) The options were granted pursuant to the Company's 1993 Stock Option Plan and vest in four equal installments in 2000, 2001, 2002 and 2003.

(3) The option exercise price may be paid in Common Stock of the Company owned by the executive officer, in cash, or by a combination of these methods.

(4) Percentage indicated is based upon a total of 123,000 options granted to eighty (80) employees in fiscal 1999.


                  AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND
                       FISCAL 1999 YEAR-END OPTION VALUES



                                                                                    Value of Unexercised
                                                 Number of Securities Underlying      In-the-Money
                                                 Unexercised Options                   Options At
                                                 At September 30, 1999(#)          September 30, 1999 ($)(2)
                                                 ------------------------          -------------------------

                   Shares Acquired    Value
     Name           Exercise(#)     Realized($)(1)  Exercisable  Unexercisabe       Exercisable      Unexercisable
----------------    ---------       --------------  -----------  ------------       ------------    --------------
Russell E. Stingel    --              --            42,250          27,000              --              --
David W. Fradin       --              --            25,000          29,500              --              --
Lawrence W. Swol      --              --             5,000          19,000              --              --
Bruce C. Barton       --              --            27,500           5,500              --              --
Patricia A. Bird      --              --            21,500           9,500              --              --


(1) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option grant date to the option exercise date. Value is calculated based on the difference between the option price and closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates. No cash is realized until the shares received upon exercise of an option are sold.

(2) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on September 30, 1999 was $2.625. Value is calculated on the basis of the difference between the option price and $2.625 multiplied by the number of shares of Common Stock underlying the option. An option is in-the-money if the market value of the Common Stock subject to the option exceeds the option price. At September 30, 1999, no option held by any of the Named Executive Officers was in-the-money.

Executive Employment Contracts; Retirement Agreements; Termination of Employment and Change-in-Control Agreements

      Employment Agreement/Death Benefit

      The Company entered into a letter agreement of employment with David W. Fradin, dated June 10, 1997 and amended as of May 1, 1998, pursuant to which Dr. Fradin was employed by the Company as President and Chief Operating Officer at an annual base salary of $175,000 or such increased amount as the Board may determine from time to time. Upon the commencement of his employment, Dr. Fradin received a hiring bonus of $25,000. The agreement includes: confidentiality and non-compete provisions; participation in the Company's bonus and benefit plans; reimbursement of certain relocation expenses; an option grant of 50,000 shares; the payment of premiums of term life insurance in the face amount of $525,000; a severance payment upon termination of employment (i) by the Company for any reason other than cause or change-in-control or (ii) by Dr. Fradin for "good reason", in an amount equal to his annual base salary; and a severance payment upon termination of employment under certain circumstances in the event of a change-in-control of the Company (see "Change-in-Control Agreements"). On October 1, 1999, Dr. Fradin was appointed Chief Executive Officer, and his base salary was increased to $200,000. As of that date, he also received an option for 5,000 shares at an exercise price of $2.375 per share, the fair market value of the Company's Common Stock on the Date of Grant. Following Dr. Fradin's death on December 11, 1999, the Board approved the payment of six months of salary continuation from the date of his death, for an aggregate of $100,000, and accelerated the vesting of options for 34, 500 shares, which options can be exercised by his Estate up to one year from the date of his death.

      Retirement and Deferred Compensation Agreement

      Mr. Stingel retired from the Company on September 30, 1999. Pursuant to the terms of an agreement between Mr. Stingel and the Company regarding Mr. Stingel's retirement, and in appreciation for his dedication during his 22 years of service with the Company, the Company has agreed to pay Mr. Stingel a bonus for past services in the amount of $131,250, payable in installments from October 1, 1999 through September 30, 2000 on the normal payroll dates for the Company. In addition, pursuant to the agreement, the vesting of all of Mr. Stingel's outstanding unvested options was accelerated as of September 30, 1999, and such options are exercisable by Mr. Stingel at any time prior to the expiration of any such options in accordance with their terms. Under the terms of the agreement, the Company has also agreed to (i) provide Mr. Stingel with continued health benefits until October 1, 2002, (ii) forgive a loan made to Mr. Stingel on August 21, 1998 in the amount of $37,462.40 and forgive all interest accrued thereon, (iii) transfer to Mr. Stingel a certain life insurance policy which the Company owned on his life after a one-time prepayment of premium by the Company in the sum of $50,000, thereby providing Mr. Stingel with a paid-up life insurance policy in the amount of $250,000, and (iv) transfer to Mr. Stingel the ownership of a Company-owned automobile currently used by Mr. Stingel and continue to pay all operating costs associated with the automobile until October 1, 2000. The agreement also contains provisions relating to confidentiality and non-competition and the providing of advisory services by Mr. Stingel for a one-year period.

As result of Dr. Fradin's death, Mr Stingel was named Interim Chief Executive Officer on December 12, 1999. During the period he is serving as such, he will receive a salary at his prior annual rate of $175,000 and payments under the Retirement and Deferred Compenation Agreement will be deferred until such time as he ceases to be Interim Chief Executive Officer.

      Change-in-Control Agreements

      The Company has entered into Change-in-Control Agreements with Mr. Swol, Mr. Barton and certain other vice presidents to assure the Company of the continued services of those executives to the Company in an effective manner without distraction by reason of a change-in-control of the Company. The agreements provide that in the event of the termination of the executive's employment within the two-year period following a Change-in-Control (as defined below) of the Company, and such termination is (i) by the Company for any reason other than Termination for Cause (as defined below) or (ii) by the executive if the executive terminates such employment for Good Reason (as defined below), the Company will pay the executive over a period of 18 months an amount equal to the the sum of (x) the executive's monthly salary at the annual rate then in effect and (y) the monthly average of the annual bonus paid to the executive under the Company's current Incentive Plan or any successor plan in the three full fiscal years preceding termination. In addition, the executive will be immediately vested in any retirement, incentive or option plans then in effect and the Company will continue to provide the executive with executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of 18 months. Similar agreements had been entered into with Mr. Stingel and Dr. Fradin, except that the amount of the severance payments computed under the foregoing formula would have been multiplied by 2.9 and would have been paid over a period of three years. Continuation of benefits would have been paid over a period of three years rather than 18 months.

      If any payments to the executive are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to avoid such a characterization.

      Certain Definitions. As used in the foregoing agreements and arrangements:

      (a) Change-in-Control generally means (i) the acquisition of 15% of the Company's voting securities by any person other than Heartland Advisors, Inc. or other than any other person who has reported or is required to report ownership on Schedule 13G under the Securities Exchange Act of 1934, or (ii) a change of 1/3 of the incumbent Board of Directors without the prior approval of the members of the incumbent Board of Directors, or (iii) the merger or consolidation of the Company with another corporation where the shareholders of the Company would not, immediately after the merger or consolidation, own at least 50% of the voting securities of the corporation issuing the cash or securities in the merger or consolidation, or (iv) the sale of substantially all of the assets of the Company.

      (b) Termination for Cause generally means the termination of the employment of the executive because the executive has failed or refused to perform such services as may reasonably be delegated to the executive consistent with the executive's position, or has been grossly negligent in connection with the performance of the executive's duties, or has committed acts involving dishonesty, willful misconduct, breach of fiduciary duty, fraud, or any similar offense which materially affects the executive's ability to perform the executive's duties for the Company or may materially adversely affect the Company or has been convicted of a felony or has violated or breached any material term, covenant or condition contained in any employment, confidentiality and/or non-competition agreement between the Company and the executive.

      (c) Good Reason generally means an executive's annual rate of salary is reduced from the annual rate then currently in effect or the executive's other benefits are in the aggregate materially reduced from those then currently in effect (unless such reduction of employee benefits applies generally to all employees of the Company), or the executive's place of employment is moved from its then current locations or the executive is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by the executive.

Certain Transactions

      Justin L. Vigdor, a director and Assistant Secretary of the Company, is a member of Boylan, Brown, Code, Vigdor & Wilson, LLP, and Martin S. Weingarten, Secretary of the Company, is of counsel to that firm, which provided legal services to the Company in fiscal 1999.

      During the fiscal year ended September 30, 1999, Don Allen Agency, of which Robert P. B. Kidd, a director of the Company, is a broker, was paid approximately $1,563,362 in insurance premiums. All of said premiums are believed by the Company to be comparable to those which would have been paid to an unaffiliated third party.

      Any future transactions with the Company's officers, directors, affiliates or controlling stockholders will be on terms no less favorable than could be obtained from unaffiliated third parties, and must be approved by a majority of the directors of the Company, including a majority of the independent disinterested directors of the Company.

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings.

                           CORPORATE PERFORMANCE GRAPH


                        2/11/93    1993     1994     1995     1996    1997    1998     1999
                        -------  -------   ------   ------   ------  ------   ------   ------
COMPANY................. 100       92.31    107.69    69.23    54.81   150.96   38.46    20.19
NASDAQ.................. 100      106.44    104.28   133.50   167.40   230.00  231.11   374.69
PEER INDEX.............. 100      106.19     85.76   142.38   180.32   172.74  128.93   196.21
 ----------

(1) Assumes $100 invested on February 11, 1993, the date on which the Company's became publicly traded, in the Common Stock, the NASDAQ Market Index and a Company contructed peer group index.

(2) The Company constructed peer group consist of Solectron Corp., SCI Systems Inc., Plexus Corp., and Benchmark Electronics Inc.

                 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                     OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-employee directors (W. Barry Gilbert, David Beaubien and Thomas W. Folger), approves all of the policies under which compensation is paid or awarded to the Company's executive officers, presently comprising the Named Executive Officers and two additional individuals.

      The Company's executive compensation policy is intended (i) to support the attainment of the Company's long and short-term strategic and financial objectives; (ii) to provide a competitive total compensation program that enables the Company to attract, motivate and retain the key executives needed to accomplish the Company's goals; (iii) to provide variable compensation opportunities that are directly related to the performance of the Company; (iv) to align executive compensation with growth in stockholder value; and (v) to recognize and reward executives for their contributions and commitment to the growth and profitability of the Company. The Compensation Committee believes this policy is generally best accomplished by providing a competitive total compensation package, a significant portion of which is variable and at risk and related to established performance goals.

      The Company's compensation program for executive officers is comprised of the following key elements: base salary, annual cash incentives and equity based incentives. Salary and annual incentive payments are mainly designed to reward current and past performances. Equity based incentives are primarily designed to provide strong incentives for long-term future performance. The components of the compensation program for executives are described below.

Base Salary

      Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing it with other executive officer positions in comparable companies. Base salaries are normally reviewed annually. Salary adjustments, if any, are then made by the Committee based upon the Company's performance and the individual's contribution to that performance. In structuring the compensation package, it has been the Committee's policy to emphasize bonuses based upon Company performance rather than increases in base salary. Accordingly, the base salaries of the executive officers remain below the market median. In fiscal 1999, no adjustments were made to the salaries of Mr. Stingel or Dr. Fradin. However, during the fiscal year, salary adjustments were made for other executive officers in order to bring their salaries closer to the market median. Upon Dr. Fradin's appointment as Chief Executive Officer on October 1, 1999, his base salary was increased from $175,000 to $200,000.

Annual Incentive

      A substantial portion of each executive officer's compensation is variable and tied to Company performance. The annual incentive program normally consists of three bonus plans: the General Incentive Compensation Plan (the "GICP"), the Key Employee Incentive Plan (the "KEIP"), and the Top Executive Bonus Plan (the "TEBP"). The amount of the Company's contribution to each plan is generally made in accordance with certain formulae based upon earnings and return on average assets. No bonus pools were established under any of the Company's bonus plans during fiscal 1999, and no bonuses were paid under any of the bonus plans due to the Company's performance.

Equity Based Incentives

      Executive officers and other key employees also receive grants of stock options pursuant to the Company's stock option plan. Stock option grants are discretionary and reflect the current performance and continuing contribution of the individual to the success of the Company. The Committee is responsible for determining, subject to the terms of the Plan, the individuals to whom grants should be made, the time of grants and the number of shares subject to each option. Stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the day of grant. Any value received by the executive from an option grant depends completely upon increases in the price of the Company's Common Stock. Consequently, the full value of an executive's compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a period of years.

      There is no established grant cycle for executive officers; rather, grants are made on an intermittent basis reflecting a discretionary assessment of future contributions to the longer term growth of the Company and the need to provide a competitive retention incentive. For the fiscal year ending September 30, 1999, stock grants were made to those executive officers listed on the Summary Compensation Table and to certain other executive officers.

Chief Executive Officer Compensation

      Mr. Stingel's compensation for fiscal 1999 was determined in accordance with the executive compensation policies described above. As noted above, he did not receive an increase in his base salary for fiscal 1999 nor did he receive any bonus. Along with other executive officers, he received a stock option on January 18, 1999 for 5,000 shares of the Company's Common Stock at an exercise price of $3.875, the fair market value of the Company's Common Stock on the Date of Grant.

Tax Considerations

      Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the Named Executive Officers to $1,000,000 each. However, compensation is exempt from this limit if it qualifies as "performance based compensation." The Compensation Committee has carefully considered the impact of this tax code provision and its normal practice is to take such action as is necessary to preserve the Company's tax deduction. The Company's 1993 Stock Option Plan complies with the provisions of Section 162(m). Accordingly, any gains realized upon the exercise of stock options granted under said Plan will qualify as "performance-based compensation" and will be fully deductible by the Company.

      Although the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m). It is not expected that the compensation of any executive officer will exceed $1,000,000 in fiscal 2000.

                                  Compensation Committee

                                  W. Barry Gilbert, Chairman
                                  David J. Beaubien
                                  Thomas W. Folger

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee consist of Messrs. W. Barry Gilbert (Chairman), Thomas W. Folger and David Beaubien. Each member is a non-employee director and does not have any direct or indirect material interest in or relationship with the Company outside of his position as director.

             Section 16(a) Beneficial Ownership Reporting Compliance.

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      SEC regulations require the Company to identify any one who filed a required report late during the most recent fiscal year. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 1999, the Company believes that, during the 1999 fiscal year, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP have been the Company's independent public accountants since June 1979, and have been retained by the Board of Directors for the current year.

      It is anticipated that representatives of Arthur Andersen LLP will be present at the Annual Meeting and they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if other matters properly come before the meeting, the persons named as Proxies in the enclosed Proxy will vote according to their best judgment. Stockholders are requested to date and sign the enclosed Proxy and to mail it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may revoke your Proxy at that time and vote in person, if you wish. Otherwise your Proxy will be voted for you.

      THE COMPANY WILL MAKE AVAILABLE AT NO COST, UPON THE WRITTEN REQUEST OF A STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF EXHIBITS TO THE COMPANY'S FORM 10-K WILL BE MADE AVAILABLE, UPON WRITTEN REQUEST OF A STOCKHOLDER AND THE PAYMENT TO THE COMPANY OF THE REASONABLE COSTS OF REPRODUCTION AND MAILING.

                               By Order of the Board of Directors

                               Martin S. Weingarten, Secretary

DATED:     January 27, 2000
           Newark, New York

PROXY                               PROXY                          PROXY

                       IEC ELECTRONICS CORP.
                  ANNUAL MEETING OF STOCKHOLDERS
                   WEDNESDAY, FEBRUARY 23, 2000

The undersigned, revoking all prior proxies, hereby appoints Russell E. Stingel and Justin L. Vigdor, and either one of them with full power of substitution, as proxies to vote for the undersigned, in the name of the undersigned, all of the Common Stock of IEC Electronics Corp. (the "Company") of the undersigned, as if the undersigned were personally present and voting at the Company's Annual Meeting of Stockholders to be held at HSBC, One HSBC Plaza, Rochester, New York on February 23, 2000 at 10:30 a.m. (the "Annual Meeting"), and at any and all adjournments thereof, upon the following matters:

           (Continued and to be signed on reverse side)


----------------------------------------------------------------------------
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY
THE UNDERSIGNED STOCKHOLDER IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR ELECTION OF THE NOMINEES FOR DIRECTORS SPECIFIED IN THE PROXY STATEMENT.
1.  Election of eight (8) directors                     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                                                         STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)



FOR all nominees                 WITHHOLD
listed to the right              AUTHORITY
(except as marked to the    to vote for all nominees    David J. Beaubien, Thomas W. Folger, W. Barry Gilbert, Robert P. B. Kidd
contrary)                   listed to the right         Eben S. Moulton, James C. Rowe, Russell E. Stingel,Justin L. Vigdor

        __                          __
       [__]                        [__]





2. Transaction of such other business as may property come before the meeting or any adjournment thereof.

                                                        THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                        BOARD OF DIRECTORS.

                                                        Dated:                            , 2000
                                                              ----------------------------

                                                        ---------------------------------------
                                                        Signature


                                                        ---------------------------------------
                                                        Signature

                                                        IMPORTANT: Sign the Proxy exactly as
                                                        your name or names appear on your
                                                        Common Stock certificate; in the case
                                                        of Common Stock held in joint tenancy,
                                                        each joint tenant must sign.
                                                        Fiduciaries should indicate their full
                                                        titles and the capacity in which they
                                                        sign. Please complete, sign, date and
                                                        return this Proxy promptly in the
                                                        enclosed envelope.